Exhibit 99.1

Date: December 22, 2008	NEWS RELEASE
For Release: IMMEDIATELY

Hubbell Incorporated 584 Derby-Milford Road P. O. Box 549 Orange, CT 06477 203-799-4100
Contact: William R. Sperry
HUBBELL ANNOUNCES ORGANIZATIONAL CHANGES
ORANGE, CT. (December 22, 2008) — Hubbell Incorporated (NYSE: HUBA, HUBB) announced today two organizational changes.
Hubbell wiring products will be combined with Hubbell electrical products to form the new Hubbell electrical systems products under the leadership of Gary Amato, the current Group Vice President responsible for Hubbell electrical products. The newly formed electrical systems products will combine with lighting products, led by Scott Muse, to comprise Hubbell’s Electrical Segment. In addition, Bill Tolley, the current Group Vice President responsible for Hubbell wiring products, will now assume responsibility for the Hubbell Power Segment, with headquarters in Columbia, SC and serving utility customers around the world.
“The formation of Hubbell electrical systems products brings all the functions for similar products together to better serve our customers. In addition, it allows Gary Amato, a proven leader at Hubbell, to add value across a larger portion of the Company,” said Timothy H. Powers, Chairman, President and CEO of Hubbell Incorporated. “I am also excited about the prospects for the Hubbell Power Segment and I expect that Bill Tolley, who has a wealth of experience at Hubbell as both a line manager and as a former Senior Vice President and CFO, will lead that organization to even stronger performance.”
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2007 revenues of $2.5 billion, Hubbell Incorporated operates manufacturing facilities in the U.S., Canada, Puerto Rico, Mexico, Italy, Switzerland, Brazil, Australia and the United Kingdom, participates in joint ventures in Taiwan and the People’s Republic of China, and maintains sales offices in Singapore, Hong Kong, South Korea, the People’s Republic of China, Mexico, and the Middle East. The corporate headquarters is located in Orange, CT.
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